  Exhibit 99.1

Cover-All Technologies Inc. Announces Record Revenue of $13.6 Million for Year-to-Date 2011

Year-to-Date License Revenue Increases 123% to $3.8 Million;

Year-to-Date Net Income of $1.2 Million and $0.05 EPS

FAIRFIELD, NEW JERSEY (November 10, 2011) – Cover-All Technologies Inc. (NYSE Amex: COVR), a Delaware corporation (“Cover-All” or the “Company”), today announced financial results for the three and nine months ended September 30, 2011.

Operational Highlights:

•

For the nine months ended September 30, 2011 revenue was $13.6 million compared to $13.1 million for the comparable period in 2010, an increase of 3.5%. The $13.6 million in revenue was the highest first nine-month revenue total in Cover-All’s history.

•

License revenue for the nine months ended September 30, 2011 was $3.8 million, up 123% compared to $1.7 million for the same period in 2010.

•

Support Services revenue for the nine months ended September 30, 2011 was $6.3 million, up 4.0% compared to $6.0 million in the same period in 2010. The Company combined two of its revenue categories, “Maintenance” and “Application Service Provider (“ASP”) services,” on the statements of operations in the first quarter of 2011 and will be reporting these revenue categories as “Support Services” revenue going forward.

•

Net profit for the nine months ended September 30, 2011 was $1.2 million, or $0.05 per fully diluted share, down 32.2%, compared to $1.7 million, or $0.07 per fully diluted share, in the comparable period in 2010.

•

Net loss for Q3, 2011 was $0.7 million, or $0.03 per fully diluted share, compared to net income of $0.4 million, or $0.02 per fully diluted share, in the comparable period in 2010.

•

The Company’s balance sheet remains strong with stockholders’ equity at a record $16.8 million as of September 30, 2011. The Company completed the first nine months of 2011 with $3.7 million in cash, $4.5 million in working capital and no long-term debt.

•

My Insurance Center (MIC) NexGen was favorably reviewed by the independent analyst firm, Celent, as "one of the most advanced and configurable systems available in the market." The MIC NexGen platform solution was highly recognized in Celent’s report in the areas of customer base, breadth of functionality, advanced technology and depth of service.

John Roblin, Chairman of the Board of Directors and Chief Executive Officer of the Company, commented, “Cover-All continues to execute on our aggressive product rollout and growth strategy. Our year-to-date results reflect our momentum in 2011 and the benefit of the acquisition we made last year. Revenues were up 3.5% to $13.6 million, a record for any first nine-month period in the Company’s history, from $13.1 million in the year-ago period. Operating and net income were both $1.2 million.”

Mr. Roblin continued, “We were pleased, once again, to have the My Insurance Center (MIC) NexGen platform favorably reviewed by the independent analyst firm, Celent. They called MIC NexGen ‘one of the most advanced and configurable systems available in the market.’ Moreover, we are privileged and pleased to have received such excellent references from our customers, as they are the true reflection of our success. This visibility, recognition in the marketplace, and referenceable sites, is significantly helping our sales pipeline.”

Financial Results for the Nine Months Ended September 30, 2011

Total revenues for the nine months ended September 30, 2011 were $13.6 million compared to $13.1 million for the same period in 2010, an increase of 3.5%. License revenue was up 123% to $3.8 million compared to $1.7 million for the same period in 2010. Support Services revenue (formerly Maintenance and ASP Services revenue, which together represent contracted continuing revenue) was $6.3 million for the nine months ended September 30, 2011, up 4.0% from $6.0 million in the same period in 2010. Professional Services revenue for the nine months ended September 30, 2011 was $3.5 million, down 35.5% compared to $5.4 million for the same period in 2010.

Total expenses (cost of revenue and operating expenses) for the nine months ended September 30, 2011 were $12.4 million, up 11.1% compared to $11.1 million in the comparable period of 2010. Operating income for the nine months ended September 30, 2011 was $1.2 million, down 39.0% compared to $2.0 million in the comparable period in 2010. Net income for the nine months ended September 30, 2011 was $1.2 million, or $0.05 per basic and diluted share (based on 25.2 million basic and 26.1 million diluted weighted average shares, respectively), compared to $1.7 million, or $0.07 per basic and diluted share (based on 24.8 million basic and 25.6 million diluted weighted average shares, respectively), in the same period of 2010. The first quarter of 2010 included $285,000, or approximately $0.01 per share, in expenses related to the Business Intelligence asset acquisition.

Financial Results for the Three Months Ended September 30, 2011

Total revenues for the three months ended September 30, 2011 were $3.4 million compared to $4.7 million for the same period in 2010, a decrease of 27.5%. License revenue was $1,200 compared to $278,000 for the same period in 2010. Support Services revenue (formerly Maintenance and ASP Services revenue, which together represent contracted continuing revenue) was $2.1 million for the three months ended September 30, 2011, compared to $2.0 million in the same period in 2010. Professional Services revenue for the quarter was $1.3 million compared to $2.3 million for the same period in 2010.

Total expenses (cost of revenue and operating expenses) for the quarter ended September 30, 2011 were $4.1 million, essentially flat compared to $4.1 million in the comparable period of 2010. Operating loss for the quarter ended September 30, 2011 was $701,000 compared to operating income of $522,000 in the comparable period in 2010. Net loss for the quarter ended September 30, 2011 was $710,000, or $0.03 per basic and diluted share (based on 25.4 million basic and 26.3 million diluted weighted average shares, respectively), compared to net income of $448,000, or $0.02 per basic and diluted share (based on 24.8 million basic and 25.5 million diluted weighted average shares, respectively), in the same period of 2010.

Mr. Roblin concluded, “The results for the quarter reflect the fact that we were not able to finalize certain contracts in the third quarter.  As we’ve stated before, the timing and delivery of license revenue is often unpredictable on a quarterly basis. We can report, however, that we are seeing the most interest in our products and services in our history and we have a strong and rapidly growing pipeline. We expect that quarterly results will continue to be lumpy, but as we become larger, the effect will be less pronounced. We are working on a number of opportunities that would enable us to have a fifth consecutive year of record revenues.  We expect the growth in revenues to continue well into 2012 and beyond.”

Balance Sheet

Stockholders’ equity was $16.8 million as of September 30, 2011 compared to $15.2 million as of December 31, 2010. Total assets increased to $20.2 million as of September 30, 2011 compared to $19.5 million as of December 31, 2010. As of September 30, 2011, the Company had $3.7 million in cash, $4.5 million in working capital and no long-term debt.

Conference Call Information

Management will conduct a live teleconference to discuss its 2011 third quarter financial results at 9 a.m. ET on Friday, November 11, 2011. Anyone interested in participating should call 1-877-941-4774 if calling from the United States, or 1-480-629-9760 if dialing internationally. A replay will be available until November 18, 2011, which can be accessed by dialing 1-877-870-5176 within the United States and 1-858-384-5517 if dialing internationally. Please use passcode 4487271 to access the replay. In addition, the call will be webcast and will be available on the Company’s website at www.cover-all.com or by visiting http://viavid.net/dce.aspx?sid=00008FEC.

About Cover-All Technologies Inc.

Cover-All Technologies Inc. is a leader in developing sophisticated software solutions for the property and casualty insurance industry. With its industry-leading business acquisition platform - My Insurance Center (MIC) NexGen and the recently implemented Business Intelligence Suite, Cover-All continues to expand its growing inventory of business-focused, advanced technology solutions. The “new” Cover-All continues to innovate while leveraging its reputation for quality insurance solutions, knowledgeable people and outstanding customer service to enable its customers to achieve superior business results.

Pairing the state-of-the-art functionality of My Insurance Center NexGen and the NexGen Business Intelligence Suite with experienced service professionals, who after implementation ensure continued compliance with statutory, regulatory, and market differentiation needs, Cover-All continues its tradition of innovating technology solutions to revolutionize the way the property and casualty insurance business is conducted.

Additional information is available online at www.cover-all.com.

Cover-All®, My Insurance Center™ (MIC) NexGen and Insurance Policy Database™ (IPD) are trademarks or registered trademarks of Cover-All Technologies Inc. All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Forward-looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results.  Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company’s control.  Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (“SEC”) over the last 12 months, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 24, 2011, and Post-Effective Amendment No. 3 to Form S-1 on Form S-3 (File No. 333-156397) filed with the SEC on July 26, 2011, copies of which are available from the SEC or may be obtained upon request from the Company.

For information on Cover-All, contact:

Ann Massey

Chief Financial Officer

(973) 461-5190

amassey@cover-all.com

Investor Contact:

Hayden IR

Brett Maas, Principal

(646) 536-7331

brett@haydenir.com

   COVER-ALL TECHNOLOGIES INC. AND SUBSIDIARY

   CONSOLIDATED BALANCE SHEETS

	September 30, 2011	December 31, 2010
	(Unaudited)
Assets:
Current Assets:
Cash and Cash Equivalents	$3,701,284	$5,892,649
Accounts Receivable (Less Allowance for Doubtful Accounts of $25,000)	2,642,951	1,895,205
Prepaid Expenses	762,756	691,020
Deferred Tax Asset	800,000	800,000
Total Current Assets	7,906,991	9,278,874
Property and Equipment – At Cost:
Furniture, Fixtures and Equipment	956,269	956,269
Less: Accumulated Depreciation	646,705	530,701
Property and Equipment – Net	309,564	425,568
Goodwill	1,039,114	1,039,114
Capitalized Software (Less Accumulated Amortization of $13,629,699 and $12,584,710, Respectively)	8,108,958	5,804,093
Customer Lists/Relationship (Less Accumulated Amortization of $107,759 and $52,759, Respectively)	112,241	167,241
Non-Compete Agreements (Less Accumulated Amortization of $94,044 and $46,044, Respectively)	65,956	113,955
Deferred Tax Asset	2,467,500	2,467,500
Other Assets	217,991	217,015
Total Assets	$20,228,315	$19,513,360

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts Payable	$280,670	$273,910
Note Payable	300,000	400,000
Accrued Expenses Payable	609,077	1,363,706
Taxes Payable	37,385	—
Deferred Charges	52,545	52,545
Unearned Revenue	2,141,585	2,175,683
Total Current Liabilities	3,421,262	4,265,844
Long Term Liabilities:
Deferred Charges	4,379	43,788
Total Liabilities	3,425,641	4,309,632
Commitments and Contingencies	—	—
Stockholders’ Equity: Common Stock, $.01 Par Value, Authorized 75,000,000 Shares; 25,604,465 and 25,201,671 Shares Issued and 25,604,465 and 24,999,801 Shares Outstanding, Respectively	256,045	252,017
Paid-In Capital	30,703,879	30,450,122
Accumulated Deficit	(14,157,250)	(15,333,517)
Treasury Stock – At Cost – 201,870 Shares	-0-	(164,894)
Total Stockholders’ Equity	16,802,674	15,203,728
Total Liabilities and Stockholders’ Equity	$20,228,315	$19,513,360

   COVER-ALL TECHNOLOGIES INC. AND SUBSIDIARY

   CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenues:
Licenses	$1,197	$277,856	$3,846,791	$1,725,177
Support Services	2,051,942	2,042,677	6,271,877	6,032,782
Professional Services	1,330,810	2,348,740	3,458,316	5,359,782
Total Revenues	3,383,949	4,669,273	13,576,984	13,117,741
Cost of Revenues:
Licenses	780,971	339,463	2,167,696	998,503
Support Services	1,193,347	1,175,659	3,518,517	3,324,325
Professional Services	987,922	1,562,679	3,397,417	3,414,518
Total Cost of Revenues	2,962,240	3,077,801	9,083,630	7,737,346
Direct Margin	421,709	1,591,472	4,493,354	5,380,395
Operating Expenses:
Sales and Marketing	452,258	361,361	1,324,315	1,119,752
General and Administrative	519,495	502,897	1,493,591	1,451,106
Acquisition Costs	—	—	—	285,240
Research and Development	151,233	205,237	465,470	537,992
Total Operating Expenses	1,122,986	1,069,495	3,283,376	3,394,090
Operating (Loss) Income	(701,277)	521,977	1,209,978	1,986,305
Other (Income) Expense
Interest Expense	10,397	7,124	14,147	13,699
Interest Income	(60)	(7,779)	(3,139)	(7,943)
Other Income	(1,152)	(11,364)	(14,682)	(32,967)
Total Other (Income) Expense	9,185	(12,019)	(3,674)	(27,211)
Income (Loss) Before Income Taxes	(710,462)	533,996	1,213,652	2,013,516
Income Taxes	—	85,586	37,385	279,076
Net Income (Loss)	$710,462	$448,410	$1,176,267	$1,734,440
Basic (Loss) Earnings Per Common Share	$(0.03)	$0.02	$0.05	$0.07
Diluted (Loss) Earnings Per Common Share	$(0.03)	$0.02	$0.05	$0.07
Weighted Average Number of Common Shares Outstanding for Basic Earnings Per Common Share	25,389,000	24,831,000	25,220,000	24,789,000
Weighted Average Number of Common Shares Outstanding for Diluted Earnings Per Common Share	26,274,000	25,545,000	26,117,000	25,547,000